CONSULTING AGREEMENT

This Agreement dated for reference the 1st day of April 2004 as at 9:01 pm PST

BETWEEN:

EYI Industries, Inc.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89109
Ph: (702) 296-8034 Fax: 604-502-5144
("EYI")

AND:

Daniel Matos
Av. Francisco de Miranda
Centro Plaza, Torre A
P.H. Los Palos Grandes, Venezuela
Ph: (58-212) 283.75.98/98.89/89.86 Fax: (58-212) 286.44.57
(the "Consultant")

WHEREAS:

A.	EYI has the exclusive right to market and distribute EYI brand of health products; and
B.	EYI desires to secure the services of the Consultant as set out in Section 3 herein ;

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein set forth and contained and the payment of $10.00 to each other (the receipt and sufficiency of which is acknowledged), The Consultant and EYI (the "Parties") agree each with the other as follows:

1.	APPOINTMENT
	1.1.	EYI hereby engages the Consultant and the Consultant hereby accepts such engagement for the purpose of assisting EYI and its business.

2.	TERM
	2.1.	This Agreement shall be deemed to be effective as of and from April 1 st, 2004 and shall continue for a period of two (2) years.

3.	SERVICES
3.1.
The Company hereby retains the Consultant as an independent contractor to provide the Services on the terms and subject to the conditions set out in this Agreement. The Services to be provided by the Consultant are outlined in this section.

	3.2	The Consultant shall provide the following services including but not limited to:
		a.	Establishing and working with various businesses and persons for the purpose of establishing business relationship in Latin America;
		b.	Marketing and promoting EYI products in Latin America; and
		c.	Such any other services, as EYI shall reasonably request.

4.	REMUNERATION
4.1.
The Consultant will receive two million (2,000,000) stock options ("Options") to purchase common shares at a price of twenty ($0.20) cents per share. The Consultant shall be paid a consulting fee of $16,667 monthly and this sum will be used by the Consultant to acquire shares of EYI by exercising the Options.

4.2.
Consultant shall be responsible for payment of all local, state and federal taxes in regard to any amounts paid by EYI under this agreement and Consultant hereby indemnifies and save harmless EYI from all claims in this regard.

4.3.
The Consultant agrees to comply with all laws, ordinances, rules and regulations, which are applicable to the performance of his services. The Consultant agrees to indemnify and hold EYI harmless from all claims, damages, and expenses resulting from the Consultant's failure to comply, and his performance hereunder.

4.4.
The Consultant shall provide and be fully responsible for all cost and out of pocket expenses of whatever nature and kind necessary, in the Consultants opinion, acting reasonably, to carry out the Services assigned.

5.	RELATIONSHIP OF CONSULTANT TO COMPANY
5.1
It is expressly agreed that neither the Consultant nor any of its employees are employees of EYI for any purpose whatsoever, but that the Consultant is an independent contractor and any employees of the Consultant are employees of the Consultant for all purposes. The Consultant shall be responsible and shall deduct and promptly pay all employee deductions in compliance with all applicable legislation and shall indemnify the Company from any liability for the same.

	5.2	The Consultant warranties that he is a Non US Resident for US income tax purposes and that the Consultant does not have a permanent place of business in the United States.
5.3
The Consultant shall perform its duties in strict compliance with all applicable laws, rules and regulations of duly constituted government authorities and shall obtain all licenses, registrations or other approvals required by law in connection with the services to be rendered herein.

6.	CONFIDENTIALITY
6.1
The Consultant acknowledges that in the performance of its responsibilities hereunder, the Consultant will have access to confidential information and records including business plans, designs and trade secrets of the Company and its customers (the "Confidential Information"). During and after the Term of this Agreement, the Consultant shall not, directly or indirectly, disclose such Confidential Information to any person or use any such Confidential Information, except:

		(a)	as required in the course of performing such services and then only to staff of the Company on a need-to-know basis; or

(b)

with the prior written consent of the Company;

and all Confidential Information which the Consultant shall prepare or use or come in contact with shall be and remain the Company's sole property and shall not be used by the Consultant for its own use without its prior written consent, except as required in the normal course of performing the consulting services under this Agreement. From time to time the Company may enter into confidentiality agreements with its business partners whereby information provided by those business partners to the Company is the confidential and proprietary information of such business partners and must be treated in the same manner as the Consultant is bound to treat the confidential and proprietary information of the Company and the Consultant shall agree to be bound by any such confidentiality agreement.

6.2	The Consultant agrees to return to the Company all the Confidential Information provided by the Company and any copies of such material in its possession forthwith upon demand.

6.3
Save as otherwise permitted herein, the Consultant agrees that it will not (without prior written consent of the Company) at any time during the period of three year from the termination of this Agreement individually or in partnership of jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as a principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit their names or any part thereof to be used or employed by any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in any business similar to the business heretofore carried on by the Company being the business of operating a Network based multilevel marketing of herbal products.

6.4
The Parties agree that all restrictions in this Article 6 are reasonable, fair and valid in all the circumstances and, to the fullest extent permitted by law, hereby waive all defenses to the strict enforcement thereof by the other.

6.5	In the event of the breach of covenants set out in this Agreement, the Consultant:
	a.	Acknowledges that an injunction or other equitable relief may be obtained against the Consultant to prevent further breaches; and
	b.	The Consultant shall be liable for liquidated damages for such breach, without restricting any other claims or remedies that may be available at law or equity against the Consultant.

All confidential information disclosed to consultant shall be kept confidential by consultant and treated with at least the same level of protection as consultant gives its own confidential information of similar nature, but no less than a reasonable level of protection. Consultant shall promptly notify EYI if it becomes aware of any unauthorized disclosure or use of the confidential information.

7	TERMINATION
	a.	This Agreement shall terminate without further notice upon:
		i.	The death of the Consultant;
		ii.	The winding up or bankruptcy of Consultant;
		iii.	Any breach under the Agreement and where such breach continues for a period of Fifteen (15) days after written notice from the non-defaulting / non-breaching party;
		iv.	The Consultant being found guilty of fraud or other serious criminal offense or being declared mentally incompetent;
		v.	The agreement of the parties to so do in writing.
		vi.	For any reason, provided that the Company provides the Consultant with 30 days notice in writing.
	b.	In the event of a termination under 7 (a) above, no further payments need to be made to the Consultant and any unexercised options will expire immediately.

8	COVENANTS
		a.	The Consultant covenants to EYI as follows:
			i.	To carry out the services performed on behalf of EYI with due diligence and in the best interests of EYI;
			ii.	To exercise all reasonable effort to provide the services to EYI on a timely basis and to perform the services in accordance with good business practice;
			iii.	To comply with all lawful and reasonable directions and instructions of EYI
			iv.	The Services shall be performed in a competent and diligent manner by the Consultant using all the resources that the Consultant deems necessary to perform the Consultants duties.
			v.	The Consultant shall provide the Board with a weekly report of all work performed.
			vi.	The Consultant will also keep detail log of all the contacts made by the Consultant and provide the Board with a copy if requested.

9	NON-ASSIGNMENT
9.1
The Consultant shall not assign any of the rights or benefits granted herein save and except to a private company owned or controlled by the Consultant and then only on the basis that the Consultant covenants and agrees to continue to provide the services required.

10	INDEMNITY
10.1
The Consultant acknowledges and agrees that the Company shall not be responsible or liable for any negligence, act or omission of the Consultant and the Consultant agrees to defend, indemnify and save the Company harmless from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the services rendered by the Consultant pursuant hereto.

10.2
The Company acknowledges and agrees that the Consultant shall not be responsible or liable for any negligence, act, or omission of the Company or for any matter arising out of the Company's business and the Company agrees to defend, indemnify and save the Consultant harmless from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the Company's business.

	10.3	In the event of any such claim each Party agrees to cooperate with the other and their insurers and professional advisors and to assist in resolving such claim.

11	WAIVER
11.1
The Parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of the Company and are reasonable and valid, and the Parties hereby waives all defenses to the strict enforcement thereof by the other party.

11.2
The Parties each reserve the right, from time to time, and on more than one occasion, to waive any of the obligations imposed under this Agreement on the other party. No waiver by a party of any breach of any of the covenants or conditions of this Agreement by the other shall constitute a waiver by the party of any prior, concurrent or subsequent breach of the same or any other covenant or condition.

12	NOTICES
	12.1	Any Notice required or permitted to be given hereunder shall be in writing and shall be effectively given if:
		a)	Delivered personally;
		b)	Sent by prepaid courier service or mail; or
		c)	Sent prepaid by fax or other similar means of electronic communication (confirmed on the same of following day by prepaid mail);
		d)	Addressed to the relevant party at the address shown for that party at the beginning of this Agreement or in the Definition section.
12.2	Any notice so given shall be deemed conclusively to have been given and received when:
a)	Personally delivered; or
b)	Sent by fax or other electronic communications, on the first business day thereafter; or
c)	If sent by mail on the tenth business day thereafter. Any party may change any particulars of its address for notice by notice to the others in the manner above described.

Any changes or amendments or additions to the Agreement must be in writing and signed by both parties to be effective.

The execution of this agreement will cause the previously executed agreement, namely Management consulting agreement to be null and void.

This Agreement shall be construed in accordance with the laws of the State of Nevada and the Courts of the said State shall have exclusive jurisdiction to hear all actions arising out of or in respect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as to the date first above written.

EYI INDUSTRIES, INC.

____________________________	____________________________
Jay Sargeant	Daniel Matos
President